Exhibit 10.2

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

OUTSET MEDICAL, INC.,

AND

THE PURCHASERS

AS SET FORTH HEREIN

JANUARY 3, 2025

TABLE OF CONTENTS

1.	Definitions		1

2.	Purchase and Sale of Securities		5
	2.1	Purchase and Sale	5
	2.2	Closing	5

3.	Representations and Warranties of the Company		6
	3.1	Organization and Power; No Subsidiaries	6
	3.2	Capitalization	6
	3.3	Registration Rights	6
	3.4	Authorization	6
	3.5	Valid Issuance	7
	3.6	Consents	7
	3.7	SEC Filings; Financial Statements	8
	3.8	Absence of Changes	8
	3.9	Absence of Litigation	8
	3.10	Compliance with Law; Permits	9
	3.11	Intellectual Property	9
	3.12	Taxes	9
	3.13	Environmental Laws	10
	3.14	Title	10
	3.15	Insurance	10
	3.16	Nasdaq Stock Market	10
	3.17	Regulatory Compliance	11
	3.18	Compliance with Health Care Laws	11
	3.19	Accounting Controls and Disclosure Controls and Procedures	12
	3.20	Price Stabilization of Common Stock	12
	3.21	Investment Company Act	13
	3.22	General Solicitation; No Integration or Aggregation	13
	3.23	Brokers and Finders	13
	3.24	Reliance by the Purchasers	13
	3.25	Foreign Corrupt Practices Act	13
	3.26	Anti-Bribery and Anti-Money Laundering Laws	14
	3.27	Compliance with Data Privacy Laws	14
	3.28	Transactions with Affiliates and Employees	14
	3.29	Off-Balance Sheet Arrangements	14
	3.30	Disqualification Events	14
	3.31	No Additional Agreements	15

4.	Representations and Warranties of Each Purchaser		15
	4.1	Organization	15
	4.2	Authorization	15
	4.3	No Conflicts	15
	4.4	Residency	16
	4.5	Brokers and Finders	16

i

	4.6	Investment Representations and Warranties	16
	4.7	Intent	16
	4.8	Investment Experience; Ability to Protect Its Own Interests and Bear Economic Risks	17
	4.9	Independent Investment Decision	17
	4.10	Securities Not Registered; Legends	17
	4.11	No General Solicitation	18
	4.12	Access to Information	18
	4.13	Certain Trading Activities	19
	4.14	No Governmental Review	19
	4.15	Disqualification Event	19
	4.16	Regulation M	20

5.	Covenants		20
	5.1	Further Assurances	20
	5.2	Listing	20
	5.3	Disclosure of Transactions	20
	5.4	Integration	21
	5.5	Subsequent Equity Sales	21
	5.6	Removal of Legends	21
	5.7	Use of Proceeds	22
	5.8	Withholding Taxes	22
	5.9	Fees and Taxes	22
	5.10	No Conflicting Agreements	22
	5.11	Reporting Status	22
	5.12	Requisite Stockholder Approval	23
	5.13	Beneficial Ownership Limitation	23
	5.14	Conversion and Exercise Procedures	23
	5.15	Short Sales After the Date Hereof	23
	5.16	Indemnification	23

6.	Conditions of Closing		25
	6.1	Conditions to the Obligation of the Purchasers	25
	6.2	Conditions to the Obligation of the Company	26

7.	Termination		27
	7.1	Termination	27
	7.2	Notice	27

8.	Miscellaneous Provisions		27
	8.1	Public Statements or Releases	27
	8.2	Interpretation	28
	8.3	Notices	28
	8.4	Severability	29
	8.5	Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury	29
	8.6	Waiver	30
	8.7	Expenses	30

ii

8.8	Assignment	30
8.9	Confidential Information	31
8.10	Third Parties	31
8.11	Independent Nature of Purchasers’ Obligations and Right	31
8.12	Counterparts	32
8.13	Entire Agreement; Amendments	32
8.14	Survival	32
8.15	Mutual Drafting	32
8.16	Additional Matters	32
8.17	Further Assurances	32

Exhibits

Exhibit A – Purchasers

Exhibit B – Form of Certificate of Designation

Exhibit C – Form of Registration Rights Agreement

iii

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of January 3, 2025 by and among Outset Medical, Inc., a Delaware corporation (the “Company”), and the entities listed on Exhibit A attached to this Agreement (each, a “Purchaser” and together, the “Purchasers”).

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company desires to sell to the Purchasers, and each Purchaser desires to purchase from the Company, severally and not jointly, upon the terms and subject to the conditions stated in this Agreement, shares of Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (and including any other class of securities into which the Series A Preferred Stock may hereafter be reclassified or changed into, the “Series A Preferred Stock”), of the Company, having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions as specified in the Certificate of Designations, in the form attached hereto as Exhibit B (the “Certificate of Designations”), which will be convertible into shares (the “Conversion Shares” and together with the Series A Preferred Stock, the “Securities”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), in accordance with the terms set forth in the Certificate of Designations;

WHEREAS, pursuant to the terms and conditions of the Certificate of Designations, the conversion of the Series A Preferred Stock shall be subject to receipt of the Requisite Stockholder Approval (as defined herein);

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (the “Other Purchasers”) have, severally and not jointly, entered into a separate securities purchase agreement with the Company, dated as of the date hereof (the “Other Securities Purchase Agreement”), pursuant to which such Other Purchasers have agreed to purchase shares of Series A Preferred Stock from the Company at the Per Share Price;

WHEREAS, contemporaneously with the sale of the Series A Preferred Stock, the parties hereto will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, pursuant to which the Company will agree to, among other things, provide certain registration rights with respect to the Conversion Shares under the Securities Act and applicable state securities laws.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the Company and each Purchaser, severally and not jointly, agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“2024 SEC Reports” shall mean (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and (b) any Quarterly Reports on Form 10-Q or any Current Reports on Form 8-K filed or furnished (as applicable) by the Company after December 31, 2023, together in each case with any documents incorporated by reference therein or exhibits thereto.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the recitals hereof.

“Amended and Restated Bylaws” shall mean the Amended and Restated Bylaws of the Company, as currently in effect.

“Amended and Restated Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as currently in effect.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.25 hereof.

“Approval Closing” has the meaning set forth in Section 2.2 hereof.

“Approval Closing Date” means two Trading Days following the Requisite Stockholder Approval.

“Board of Directors” means the board of directors of the Company.

“Closing” or “Other Closing” means the closing of the transactions contemplated under the Other Securities Purchase Agreement.

“Closing Date” or “Other Closing Date” means the closing date of the transactions contemplated under the Other Securities Purchase Agreement.

“Common Stock” has the meaning set forth in the recitals hereof.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” has the meaning set forth in the recitals hereof.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Data” has the meaning set forth in Section 3.26 hereof.

“Data Security Obligations” has the meaning set forth in Section 3.26 hereof.

“Disclosure Document” has the meaning set forth in Section 5.3 hereof.

“Effective Date” means the date on which the initial Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.

“Environmental Laws” has the meaning set forth in Section 3.13 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 3.7(b) hereof.

“GAAP” has the meaning set forth in Section 3.7(b) hereof.

“Health Care Laws” has the meaning set forth in Section 3.18 hereof.

“HIPAA” has the meaning set forth in Section 3.18 hereof.

“Intellectual Property Rights” has the meaning set forth in Section 3.11 hereof.

“Material Adverse Effect” shall mean any change, event, circumstance, development, condition, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, properties, condition (financial or otherwise), management, assets, liabilities, stockholders’ equity or results of operations of the Company or the ability of the Company to perform, its obligations under this Agreement and the other Transaction Agreements (including, without limitation, the issuance and sale of the Series A Preferred Stock and the issuance of the Conversion Shares).

“Material Contract” means any Contract to which the Company is a party or by which the Company is bound that is material to the business of the Company, including those that have been filed as an exhibit to the SEC Reports pursuant to Item 601(b)(10) of Regulation S-K.

“Nasdaq” has the meaning set forth in Section 3.16 hereof.

“National Exchange” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question, together with any successor thereto: the NYSE American, The New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market and the Nasdaq Capital Market.

“Perceptive Credit Agreement” means that certain Credit Agreement and Guaranty, by and among the Company, the lenders party thereto from time to time and Perceptive Credit Holdings IV, as administrative agent, dated on or around the date hereof.

“Per Share Price” means $200.00 per share of Series A Preferred Stock.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Purchaser” and “Purchasers” have the meanings set forth in the recitals hereof.

“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

“Registration Rights Agreement” has the meaning set forth in Section 6.1(j) hereof.

“Requisite Stockholder Approval” has the meaning set forth in Section 5.11 hereof.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.7(a) hereof.

“Securities” has the meaning set forth in the recitals hereof.

“Securities Act” has the meaning set forth in the recitals hereof.

“Short Sales” include, without limitation, (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and (ii) sales and other transactions through non-U.S. broker dealers or non-U.S. regulated brokers (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Trading Day” means a day on which the Nasdaq Global Select Market is open for business.

“Transaction Agreements” shall mean this Agreement, the schedules and exhibits attached hereto, the Other Securities Purchase Agreement, the Registration Rights Agreement, the Certificate of Designations and any other documents or agreements explicitly contemplated hereunder.

“Transfer Agent” shall mean, with respect to the Common Stock, Equiniti Trust Company, LLC, or such other financial institution that provides transfer agent services as the Company may engage from time to time.

2. Purchase and Sale of Securities.

2.1 Purchase and Sale. On the Approval Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to an aggregate of $3,886,400 of Series A Preferred Stock, with a purchase price per share equal to the Per Share Price. Subject to and upon the terms and conditions set forth in this Agreement, at the Approval Closing, the Company shall issue and sell to each Purchaser, and each Purchaser, severally and not jointly, shall purchase from the Company, that number of shares of Series A Preferred Stock set forth opposite such Purchaser’s name on Exhibit A for the “Aggregate Purchase Price” set forth on Exhibit A. Notwithstanding anything to the contrary set forth in this Agreement, for any Purchaser that has provided notice to the Company that this sentence shall apply to it, the Company shall not issue or sell, and the Purchaser shall not purchase or acquire, any shares of Series A Preferred Stock which, when aggregated with all shares of Common Stock then beneficially owned by the Purchaser and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder and based solely on the information provided to the Company by any such Purchaser), would result in the beneficial ownership by the Purchaser of more than 19.99% (or such other relevant percentage specified by such Purchaser) of the outstanding shares of Common Stock immediately after giving effect to the Closing and the consummation of the transactions contemplated hereby, and the number of Series A Preferred Stock and the Aggregate Purchase Price for such Purchaser shall be reduced accordingly.

2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6, the closing of the purchase and sale of the Series A Preferred Stock (the “Approval Closing”) shall occur remotely via the exchange of documents and signatures on a date to be agreed to by the Company and the Purchasers but in no event later than two Trading Days after the Requisite Stockholder Approval, or at such other time, date and location as the Company and the Purchasers may mutually agree in writing. At the Approval Closing, the Series A Preferred Stock shall be issued and registered in the name of each Purchaser, or in such nominee name(s) as designated by such Purchaser, representing the number of shares of Series A Preferred Stock to be purchased by such Purchaser at such Approval Closing as set forth in Exhibit A against payment to the Company of the purchase price therefor in full, by wire transfer to the Company of immediately available funds, at or prior to the Approval Closing, in accordance with wire instructions provided by the Company to the Purchasers at least one business day prior to the Approval Closing, to an account to be designated by the Company (which shall not be an escrow account). On the Approval Closing Date, the Company will issue the Series A Preferred Stock in book-entry form, free and clear of all restrictive and other legends (except as expressly provided in Section 4.10 hereof) and shall provide evidence of such issuance from the Transfer Agent as of the Approval Closing Date to each Purchaser. Notwithstanding the foregoing and anything in this Agreement to the contrary, as may be agreed to among the Company and one or more Purchasers, if a Purchaser affirmatively notifies the Company on or prior to the date hereof that it is (1) an investment company registered under the Investment Company Act of 1940, as amended, (2) advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) otherwise subject to internal policies and/or procedures relating to the timing of funding and issuance of securities that would require it, such Purchaser shall not be required to wire its Aggregate Purchase Price until it confirms receipt on the Approval Closing Date of evidence of the issuance of such Purchaser’s Series A Preferred Stock from the Transfer Agent in form and substance reasonably acceptable to the Investor. The failure of the Approval Closing to occur on the Approval Closing Date shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder. In the event the Approval Closing does not occur within five Trading Days after the Approval Closing Date, unless otherwise agreed by the Company and the Purchasers, the Company shall promptly return any previously wired funds to the Purchasers by wire transfer of United States dollars in immediately available funds to the account specified by each Purchaser, and any book entries for the Series A Preferred Stock in respect of such returned funds shall be deemed cancelled.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Purchasers that the statements contained in this Section 3 are true and correct as of the date hereof and the Other Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

3.1 Organization and Power; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted as described in the SEC Reports and to perform its obligations under all Material Contracts. The Company is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where such failure to be in good standing or to so qualify would not reasonably be expected to have a Material Adverse Effect. The Company has no subsidiaries.

3.2 Capitalization. As of the date of this Agreement, the authorized share capital of the Company consists of 300,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share. As of January 2, 2025, there are 52,943,808 shares of Common Stock outstanding and no shares of preferred stock outstanding. The shares of Common Stock outstanding have been duly authorized and are validly issued, fully paid and non-assessable. The issuance and sale of the Securities (including, subject to the Company obtaining the Requisite Stockholder Approval, the issuance of Conversion Shares upon conversion of the Securities) will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

3.3 Registration Rights. Except as set forth in the Transaction Agreements or as disclosed in the 2024 SEC Reports, the Company is presently not under any obligation, and has not granted any rights, to register under the Securities Act any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued that have not expired or been satisfied or waived.

3.4 Authorization. The Company has all requisite corporate power and authority to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. Other than the Requisite Stockholder Approval, all corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein and therein has been taken. This Agreement has been duly authorized, executed and delivered by the Company and assuming the due authorization, execution and delivery by each Purchaser and that this Agreement constitutes the legal, valid and binding agreement of each Purchaser, this

Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon its execution by the Company and the other parties thereto and assuming that it constitutes the legal, valid and binding agreement of the other parties thereto, the Registration Rights Agreement will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.5 Valid Issuance. The Series A Preferred Stock being purchased by the Purchasers hereunder, upon issuance pursuant to the terms hereof, against full payment therefor in accordance with the terms hereof, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than those as provided in the Transaction Agreements or restrictions on transfer under applicable state and federal securities laws). The issuance of the Conversion Shares has been duly authorized and the Conversion Shares, subject to receipt of the Requisite Stockholder Approval, when issued in accordance with the terms of the Certificate of Designations, will be duly authorized, validly issued, fully paid and non-assessable, and will be issued free and clear of any liens or other restrictions (other than those as provided in the Transaction Agreements or restrictions on transfer under applicable state and federal securities laws). The Company has reserved such number of shares of Common Stock sufficient to enable full conversion of all of the Series A Preferred Stock to the extent allowable prior to receipt of the Requisite Stockholder Approval and, upon receipt of the Requisite Stockholder Approval, the Company shall have reserved such number of shares of Common Stock sufficient to enable the full conversion of all of the Series A Preferred Stock. Subject to the accuracy of the representations and warranties made by the Purchasers in Section 4 hereof, the offer and sale of the Securities to the Purchasers is and will be, and the issuance of the Conversion Shares will be, in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of applicable securities laws of the states of the United States.

3.6 Consents. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Agreements will not contravene (i) any provision of applicable law, (ii) or the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, (iii) or any Material Contract or other material instrument binding upon the Company, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, except in the case of clauses (i), (iii) and (iv), where such contravention would not reasonably be expected to have a Material Adverse Effect, and no consent, approval, authorization or order of, or qualification with, any governmental body, agency or court is required for the performance by the Company of its obligations under the Transaction Agreements, except such as have been obtained or waived or as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities. The Company is unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the consents, approvals, authorizations or orders, or qualifications pursuant to this Section 3.6.

3.7 SEC Filings; Financial Statements.

(a) The Company has timely filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act for the one year preceding the date hereof (the “SEC Reports”). As of the time it was filed with, or furnished to, the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed or furnished, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports are the subject of an ongoing SEC review. The Company is not, and never has been, an issuer identified in Rule 144(i)(1).

(b) As of their respective filing dates, the financial statements of the Company included in the SEC Reports, together with the related schedules and notes thereto (collectively, the “Financial Statements”), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and presented fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and such Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered thereby except for any normal year-end adjustments in the Company’s quarterly financial statements. Except as set forth in the consolidated financial statements of the Company included in the 2024 SEC Reports, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such Financial Statements, none of which have had a Material Adverse Effect. The books of account and other financial records of the Company are true and complete in all material respects.

3.8 Absence of Changes. Except as otherwise stated or disclosed in the 2024 SEC Reports, between December 31, 2023 and the date of this Agreement, (a) the Company has conducted its business only in the ordinary course of business and there have been no material transactions entered into by the Company (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto); (b) no material change to any Material Contract or arrangement by which the Company is bound or to which any of its assets or properties is subject has been entered into that has not been disclosed in the 2024 SEC Reports; and (c) there has not been any other event or condition of any character that has had a Material Adverse Effect.

3.9 Absence of Litigation. Except as otherwise stated or disclosed in the 2024 SEC Reports and other than a stockholder derivative action filed on November 29, 2024 in the U.S. District Court for the Northern District of California against current and former members of the Board of Directors and certain of its officers (a copy of which is publicly available), there are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company is a party or to which any of the properties of the Company is subject that have had a Material Adverse Effect.

3.10 Compliance with Law; Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, and the Company has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

3.11 Intellectual Property. The Company solely and exclusively owns or has a valid and enforceable license or right to use all patents, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and all other intellectual property and similar proprietary rights (including all registrations and applications for registration of, and all goodwill associated with, any of the foregoing, as applicable) (collectively, “Intellectual Property Rights”) used in or reasonably necessary to conduct its business. The Intellectual Property Rights owned by the Company and, to the Company’s knowledge, the Intellectual Property Rights licensed to the Company, are valid, subsisting and enforceable, and there is no material pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, scope or enforceability of any such Intellectual Property Rights. The Company has not received any written notice alleging any material infringement, misappropriation or other violation of Intellectual Property Rights. To the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned or licensed by the Company. The Company does not infringe, misappropriate or otherwise violate, nor has infringed, misappropriated or otherwise violated, any Intellectual Property Rights. All employees or contractors engaged in the development of Intellectual Property Rights on behalf of the Company have executed an invention assignment agreement whereby such employees or contractors presently assign all of their right, title and interest in and to such Intellectual Property Rights to the Company, and to the Company’s knowledge no such agreement has been breached or violated. The Company uses, and has used, commercially reasonable efforts to appropriately maintain all information intended to be maintained as a trade secret.

3.12 Taxes. Except as otherwise stated or disclosed in the 2024 SEC Reports, the Company has filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by GAAP have been created in the financial statements of the Company), and no Tax deficiency has been determined adversely to the Company which, singly or in the aggregate, has had (nor does the Company have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company and which could reasonably be expected to have) a Material Adverse Effect.

3.13 Environmental Laws. The Company is, and has been, in compliance with any and all applicable material foreign, federal, state and local laws, rules, orders, consents and regulations relating to the protection of health and human safety, the environment, natural resources, and hazardous or toxic substances, wastes, chemicals, pollutants or contaminants (“Environmental Laws”). The Company (a) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business, (b) is in compliance with all terms and conditions of any such permit, license or approval and (c) has not received notices of, and has no knowledge of any event or condition that would reasonably be expected to result in, any actual or potential lability or violation, and is not subject to any pending or to the Company’s knowledge, threatened action, suit, proceeding, investigation or claim, arising under or relating to any Environmental Law, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals, failure to comply with the terms and conditions of such permits, licenses or approvals, or notice, action, suit, proceeding, investigation or claim would not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no costs (including anticipated capital expenditures), obligations or liabilities associated with or arising under Environmental Laws of or relating to the Company. Except as described in the 2024 SEC Reports, there are no proceedings pending, or to the Company’s knowledge, contemplated, against the Company under Environmental Laws in which a government authority is also a party, other than such proceedings which it is reasonably believed no monetary sanctions of $500,000 or more will be imposed. The Company is not aware of any facts or issues regarding compliance with Environmental Laws that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company.

3.14 Title. The Company has good and marketable title to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and any real property and buildings held under lease by the Company is held under valid, subsisting and enforceable leases with such exceptions as are not material and would not reasonably be expected to materially interfere with the use made and proposed to be made of such property and buildings by the Company.

3.15 Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as in the Company’s reasonable judgment are prudent and customary in the businesses in which they are engaged; the Company has not been refused any insurance coverage sought or applied for; and the Company does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

3.16 Nasdaq Stock Market. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Select Market under the symbol “OM”. Except as otherwise stated or disclosed in the 2024 SEC Reports, the Company is in compliance with all applicable listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”) applicable to the Company. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Common Stock on the Nasdaq Global Select Market or to deregister the Common Stock under the Exchange Act. The Company has taken no action as of the date hereof that is designed to terminate the registration of the Common Stock under the Exchange Act.

3.17 Regulatory Compliance(i) . The research studies and trials conducted by or on behalf of, or sponsored by, the Company, or in which the Company has participated, were and, if still pending, are being, conducted in all material respects in accordance with all applicable governmental licenses and Health Care Laws (as defined below); the Company has no knowledge of any research studies or clinical trials which reasonably call into question in any material respect the results of the research studies and clinical trials; and the Company has not received any written notices, correspondence or other communications from the FDA or any other foreign, state or local governmental body exercising comparable authority or any institutional review board or comparable authority requiring or threatening the premature termination, suspension, material modification or clinical hold of any research studies or trials conducted by or on behalf of, or sponsored by, the Company or in which the Company has participated and, to the Company’s knowledge, there are no reasonable grounds for the same.

3.18 Compliance with Health Care Laws. For purposes of this Agreement, “Health Care Laws” means all health care laws applicable to the Company, including, but not limited to: the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq), the Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and any and all other similar state, local, federal or foreign health care laws and the regulations promulgated pursuant to such laws, including, without limitation, the FDA’s current good manufacturing practice regulations at 21 CFR Part 820 and all other laws and regulations applicable to ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of the Company’s products, each as amended from time to time. Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as disclosed in the 2024 SEC Reports, the Company (i) is and at all times has been in compliance with all Health Care Laws and has not engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state or federal health care program; and (ii) has not received any FDA Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or governmental or regulatory authority alleging or asserting noncompliance with (x) any Health Care Laws or (y) any governmental licenses required by any such Health Care Laws. Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as disclosed in the 2024 SEC Reports, the Company has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws or governmental licenses and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were materially corrected or supplemented by a subsequent submission). Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as disclosed in the 2024 SEC Reports, the Company has not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party alleging a violation of any Health Care Laws, and, to the Company’s knowledge, no such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action is threatened. The Company is not a party to and has no ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any governmental entity. Additionally, neither the Company nor any of its employees, officers, directors, or, to the knowledge of the Company, agents, has been excluded, suspended or debarred from participation in any U.S. federal health care program or human research study or clinical trial or, to the knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that would reasonably be expected to result in debarment, suspension, or exclusion.

3.19 Accounting Controls and Disclosure Controls and Procedures. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting. The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the applicable requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

3.20 Price Stabilization of Common Stock. The Company has not taken, nor will it take, directly or indirectly, any action designed to stabilize or manipulate the price of the Common Stock to facilitate the sale or resale of the Securities.

3.21 Investment Company Act. The Company is not, and immediately after receipt of payment for the Securities will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

3.22 General Solicitation; No Integration or Aggregation. Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) with respect to offers or sales of the Securities pursuant to this Agreement. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be (i) integrated with the Securities sold pursuant to this Agreement for purposes of the Securities Act or (ii) aggregated with prior offerings by the Company for the purposes of the rules and regulations of Nasdaq. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4, neither the Company nor any of its Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) and/or Rule 506 of Regulation D promulgated thereunder for the exemption from registration for the transactions contemplated hereby.

3.23 Brokers and Finders. Other than (i) to Persons (other than the Placement Agent) resulting in fees not exceeding $250,000 and (ii) payments due to UBS Securities LLC at Closing, neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made for fees of a type contemplated in this Section 3.23 that may be due in connection with the transactions contemplated by the Transaction Agreements.

3.24 Reliance by the Purchasers. The Company acknowledges that each of the Purchasers will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth herein.

3.25 Foreign Corrupt Practices Act. Neither the Company nor any of its affiliates, nor any director, officer, or employee thereof, or, to the knowledge of the Company any agent, representative or other person acting on behalf of the Company or any of its affiliates is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

3.26 Anti-Bribery and Anti-Money Laundering Laws. The operations of the Company are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.27 Compliance with Data Privacy Laws. The Company has complied in all material respects and is presently in compliance with all internal and external privacy policies, contractual obligations, industry standards, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority and any other legal obligations, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Company of personally identifiable or other regulated data (“Data Security Obligations”, and such data, “Data”). The Company has not received any written notification of or complaint regarding material non-compliance with any Data Security Obligation. There is no action, suit, investigation or proceeding by or before any court or governmental agency, authority or body pending or, to the Company’s knowledge, threatened alleging non-compliance with any Data Security Obligation.

3.28 Transactions with Affiliates and Employees. No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, that is required to be described in the SEC Reports that is not so described.

3.29 Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in SEC Reports and is not so disclosed.

3.30 Disqualification Events. Neither the Company nor any of its (i) predecessors, (ii) Affiliates, (iii) directors, (iv) executive officers, (v) non-executive officers participating in the placement contemplated by this Agreement, (vi) beneficial owners of 20% or more of its outstanding voting equity securities (calculated on the basis of voting power), (vii) promoters or (viii) investment managers (including any of such investment managers’ directors, executive officers or officers participating in the placement contemplated by this Agreement) or general partners or managing members of such investment managers (including any of such general partners’ or managing members’ directors, executive officers or officers participating in the placement contemplated by this Agreement) (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to the disqualification provisions of Rule 506(d)(1)(i-viii) of Regulation D under the Securities Act (a “Disqualification Event”).

3.31 No Additional Agreements. The Company does not have and will not enter into any agreement or understanding (including side letters) with any Purchaser with respect to the transactions contemplated by the Transaction Agreements other than as specified in the Transaction Agreements. No Other Securities Purchase Agreement includes terms and conditions that are materially more advantageous to any Other Purchase thereunder than those provided to the Purchasers hereunder.

4. Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with any other Purchaser, represents and warrants to the Company that the statements contained in this Section 4 are true and correct as of the date hereof and the Approval Closing Date:

4.1 Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to enter into this Agreement and perform its obligations hereunder.

4.2 Authorization. Such Purchaser has all requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Agreements to which it will be a party and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of such Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the other transactions contemplated herein has been taken. The signature of the Purchaser on this Agreement is genuine and the signatory to this Agreement, if the Purchaser is an individual, has the legal competence and capacity to execute the same or, if the Purchaser is not an individual, the signatory has been duly authorized to execute the same on behalf of the Purchaser. Assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its respective terms, except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and/or similar laws relating to or affecting the rights of creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflicts. The execution, delivery and performance of the Transaction Agreements by such Purchaser, the purchase of the Securities in accordance with their terms and the consummation by such Purchaser of the other transactions contemplated hereby will not conflict with or result in any violation of, breach or default by such Purchaser (with or without notice or lapse of time, or both) under, conflict with, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable or (ii) any agreement or instrument, undertaking, credit facility, franchise, license, judgment, order, ruling, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements (such delay or hindrance, a “Purchaser Adverse Effect”).

4.4 Residency. Such Purchaser’s residence (if an individual) or offices in which its investment decision with respect to the Securities was made (if an entity) are located at the address immediately below such Purchaser’s name on Exhibit A.

4.5 Brokers and Finders. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

4.6 Investment Representations and Warranties. Such Purchaser hereby represents and warrants that, it (i) as of the date hereof is, if an entity, is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act; or (ii) if an individual, is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the Securities Act and has such knowledge and experience in financial and business matters as to be able to protect its own interests in connection with an investment in the Securities. Such Purchaser further represents and warrants that (x) it is a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including the Purchaser’s investment with respect to the Securities, and (y) that it has not been organized for the purpose of acquiring the Securities and is an “institutional account” as defined by FINRA Rule 4512(c). Such Purchaser understands and agrees that the offering and sale of the Securities has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein.

4.7 Intent. Such Purchaser is purchasing the Securities (and the Conversion Shares) solely for investment purposes, for such Purchaser’s own account and not for the account of others, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities (or Conversion Shares) in compliance with applicable federal and state securities laws. Notwithstanding the foregoing, if such Purchaser is purchasing the Securities (and Conversion Shares) as a fiduciary or agent for one or more investor accounts, such Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account. Such Purchaser understands that the Securities (and Conversion Shares) must be held indefinitely unless such Securities (or Conversion Shares) are resold pursuant to a registration statement under the Securities Act or an exemption from registration is available. Nothing contained herein shall be deemed a representation or warranty or agreement by such Purchaser that it will hold the Securities (or Conversion Shares) for any period of time. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

Such Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities (or any securities which are derivatives thereof) to or through any person or entity in violation of federal securities law; such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

4.8 Investment Experience; Ability to Protect Its Own Interests and Bear Economic Risks. Such Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has knowledge and experience in finance, securities, taxation, investments and other business matters as to be capable of evaluating the merits and risks of investments of the kind described in this Agreement and contemplated hereby, and such Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as such Purchaser has considered necessary to make an informed investment decision. Such Purchaser acknowledges that such Purchaser (i) is a sophisticated investor, experienced in investing in private placements of equity securities and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Securities. Such Purchaser acknowledges that such Purchaser is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the Company’s filings with the SEC. Alone, or together with any professional advisor(s), such Purchaser has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for such Purchaser. Such Purchaser is, at this time and in the foreseeable future, able to afford the loss of such Purchaser’s entire investment in the Securities and such Purchaser acknowledges specifically that a possibility of total loss exists.

4.9 Independent Investment Decision. Such Purchaser understands that nothing in the Transaction Agreements or any other materials presented by or on behalf of the Company to such Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in their sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

4.10 Securities Not Registered; Legends. Such Purchaser acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, and such Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held and may not be offered, resold, transferred, pledged or otherwise disposed of by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions including, but not limited to, the time and manner of sale, the holding period and on requirements relating to the Company which are outside of such Purchaser’s control and which the Company may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Securities. Such Purchaser acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

Such Purchaser understands that the Series A Preferred Stock and Conversion Shares may bear one or more legends in substantially the following form and substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT OR AN AVAILABLE REGISTRATION EXEMPTION.”

In addition, the Series A Preferred Stock and Conversion Shares may contain a legend regarding affiliate status of the Purchaser, if applicable.

4.11 No General Solicitation. Such Purchaser acknowledges and agrees that the Purchaser is purchasing the Securities directly from the Company. Such Purchaser became aware of this offering of the Securities solely by means of direct contact from the Company as a result of a pre-existing, substantive relationship with the Company and/or its respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, employees and/or the representatives of such persons. The Securities were offered to such Purchaser solely by direct contact between Purchaser and the Company and/or its respective representatives. Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to Purchaser, by any other means, and of the Company and/nor its respective representatives acted as investment advisor, broker or dealer to such Purchaser. Such Purchaser is not purchasing the Securities as a result of any general or public solicitation or general advertising, or publicly disseminated advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement, including any of the methods described in Section 502(c) of Regulation D under the Securities Act.

4.12 Access to Information. In making its decision to purchase the Securities, such Purchaser has relied solely upon independent investigation made by such Purchaser and upon the representations, warranties and covenants set forth herein and upon the statements contained in the SEC Reports. Such Purchaser acknowledges and agrees that such Purchaser has received such information as such Purchaser deems necessary in order to make an investment decision with respect to the Securities. Without limiting the generality of the foregoing, such Purchaser acknowledges that copies of the 2024 SEC Reports filed prior to the date hereof are available on EDGAR at www.sec.gov. Such Purchaser acknowledges and agrees that such Purchaser and its professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities as such Purchaser and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities and that such Purchaser has independently made its own analysis and decision to invest in the Company.

4.13 Certain Trading Activities. Other than consummating the transaction contemplated hereby, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser was first contacted by the Company or any other Person regarding the transaction contemplated hereby and ending immediately prior to the date hereof. Notwithstanding the foregoing, (i) in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of the assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement and (ii) in the case of a Purchaser whose investment adviser utilized an information barrier with respect to the information regarding the transactions contemplated hereunder after first being contacted by the Company or such other Person representing the Company, the representation set forth above shall only apply after the point in time when the portfolio manager who manages such Purchaser’s assets was informed of the information regarding the transactions contemplated hereunder and, with respect to the Purchaser’s investment adviser, the representation set forth above shall only apply with respect to any purchases or sales, including Short Sales, of the securities of the Company on behalf of other funds or investment vehicles for which the Purchaser’s investment adviser is also an investment adviser or subadviser after the point in time when the portfolio manager who manages the assets of such other funds or investment vehicles for which the Purchaser’s investment adviser is also an investment adviser or sub-adviser was informed of the information regarding the transactions contemplated hereunder. Other than to other Persons party to this Agreement (and such Purchaser’s legal counsel and other professional advisors), such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

4.14 No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

4.15 Disqualification Event. To the extent the Investor is one of the covered persons identified in Rule 506(d)(1), the Investor represents that no disqualifying event described in Rule 506(d)(1)(i-viii) of the Securities Act Disqualification Event is applicable to the Investor or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. The Investor hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification

Event becomes applicable to the Investor or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section, “Rule 506(d) Related Party” means a person or entity that is a beneficial owner of the Investor’s securities for purposes of Rule 506(d) of the Securities Act.

4.16 Regulation M. Such Purchaser is aware that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Securities and other activities with respect to the Securities by the Purchasers.

5. Covenants.

5.1 Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof. Each Purchaser acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Approval Closing, the Purchaser agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 4 of this Agreement are no longer accurate.

5.2 Listing. The Company shall use commercially reasonable efforts to maintain the listing and trading of its Common Stock on the Nasdaq Global Select Market and, in accordance therewith, will use reasonable best efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the rules and regulations of Nasdaq.

5.3 Disclosure of Transactions. The Company shall, not later than 9:00 a.m., New York City time, on the Trading Day immediately following the date hereof (provided that, if this Agreement is executed between midnight and 9:00 a.m., New York City time on any Trading Day, no later than 9:01 a.m. on the date hereof), issue a press release and/or file with the SEC a Current Report on Form 8-K (the “Disclosure Document,” and the actual filing of such press release and/or Current Report on Form 8-K, the “Disclosure Time”) disclosing all material terms of the transactions contemplated hereby and by the other Transaction Agreements, and including as exhibits to any such Current Report on Form 8-K the material Transaction Agreements (including, without limitation, this Agreement and the Registration Rights Agreement). Following the Disclosure Time, no Purchaser shall be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents unless otherwise specifically agreed by such Purchaser under the terms of a binding non-disclosure agreement or otherwise. Notwithstanding anything in this Agreement to the contrary, the Company shall not disclose the name of any Purchaser or any of its affiliates or advisers, or include the name of any Purchaser or any of its affiliates or advisers in any press release, marketing material or filings with the SEC (other than any registration statement contemplated by the Registration Rights Agreement) or any regulatory agency, without the prior written consent of such Purchaser, except (i) as required by the federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Agreements (including signature pages thereto) with the SEC or pursuant to other routine proceedings of regulatory authorities, or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq, provided that the Company shall use commercially reasonable efforts to provide such Purchaser with prior written notice and a reasonable opportunity to review such disclosure permitted under foregoing clause (ii).

5.4 Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any National Exchange such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

5.5 Subsequent Equity Sales. From the date hereof until 30 days after the Effective Date, without the consent of the Purchasers of at least 60% of the Securities then held by Purchasers, the Company shall not (a) issue shares of Common Stock or Common Stock Equivalents, or (b) file with the SEC a registration statement under the Securities Act relating to any shares of Common Stock or Common Stock Equivalents. In seeking any consent pursuant to this Section 5.5, the Company shall ensure that the Purchaser shall have consented to the receipt of such information through the Purchaser’s internal or “wall cross” procedures. Notwithstanding the foregoing, the provisions of this Section 5.5 shall not apply to (i) the issuance of the Securities hereunder, (ii) the transactions contemplated by the Registration Rights Agreement, (iii) the issuance of Common Stock upon the exercise of any options or warrants or upon the vesting of any restricted stock units outstanding on the date hereof, (iv) the issuance of Common Stock or Common Stock Equivalents to employees, directors or consultants pursuant to (a) any stock option or equity incentive or employee stock purchase plan in effect on the date hereof, or (b) any compensation agreements in effect on the date hereof, (v) the issuance of Common Stock in connection with acquisitions or strategic transactions, provided that any such issuance shall only be to a Person which is an operating company in a business synergistic with the business of the Company, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (vi) the filing of a registration statement on Form S-8, and (vii) facilitating the establishment of a trading plan on behalf of a stockholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock.

5.6 Removal of Legends.

(a) Once a Registration Statement (as defined in the Registration Rights Agreement) covering the resale of the Conversion Shares is declared effective, the Company shall instruct the Transfer Agent to remove all restrictive legends, including the legend set forth in Section 4.10 above (or, in the event that Conversion Shares are issued upon conversion after the Registration Statement is declared effective, the Conversion Shares shall be issued without restrictive legends). Further, the Company shall instruct the Transfer Agent to remove all restrictive legends, including the legend set forth in Section 4.10 above, (i) following any sale of such Securities or Conversion Shares pursuant to Rule 144 or any other applicable exemption from the registration requirements of the Securities Act, or (ii) if such Conversion Shares are eligible for resale under Rule 144(b)(1) or any successor provision (or, in the event that Conversion Shares are issued upon conversion after the conditions set forth in clauses (i) and (ii) above, the Conversion Shares shall be issued without restrictive legends). Without limiting the foregoing, upon request of the Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall, within three Trading Days, cause the legend to be removed from any certificate (or electronic book-entry notation) for any Securities or Conversion Shares in accordance with the terms of this Agreement and deliver, or cause to be delivered, to any Purchaser new certificate(s) (or electronic book-entry statements) representing the Securities or Conversion Shares that are free from all restrictive and other legends or, at the request of such Purchaser, via DWAC transfer to such Purchaser’s account.

5.7 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities for general corporate purposes.

5.8 Withholding Taxes. Each Purchaser agrees to furnish the Company with such information, representations and forms as shall reasonably be requested by the Company from time to time to assist the Company in complying with any applicable tax law (including any withholding obligations). Each Purchaser represents that it has provided the Company with a completed and executed Internal Revenue Service Form W-9 or applicable Form W-8, as appropriate, and agrees to promptly furnish the Company with such forms upon any expiration, obsolescence or inaccuracy of any prior forms or upon request of the Company. If the Company determines that any amounts payable to any Purchaser in respect of the Series A Preferred Shares are required to be deducted and withheld from any such payment, at least five (5) Business Days prior to the date the applicable payment is scheduled to be made, the Company shall provide such Purchaser with (i) written notice of such intent to deduct and withhold, which notice shall include the basis for the withholding and an estimate of the amount proposed to be deducted and withheld, and (ii) a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding, and the Company shall reasonably cooperate with such Purchaser to reduce or eliminate amounts required to be withheld in accordance with applicable law.

5.9 Fees and Taxes. The Company shall be responsible for the payment of the any financial advisory fees or broker’s commissions relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to placement agents as the Company may engage in connection with the transactions contemplated by the Transaction Agreements.

5.10 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Purchasers under the Transaction Agreements.

5.11 Reporting Status. The Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

5.12 Requisite Stockholder Approval. The Company shall hold a special meeting of the stockholders no later than March 5, 2025 (the “Special Meeting”), for the purpose of obtaining stockholder approval of (i) the conversion of all issued and outstanding Series A Preferred Stock into shares of Common Stock in accordance with Nasdaq listing rules and (ii) issuance of the Securities to the Purchasers (the “Requisite Stockholder Approval”). The Company shall use its best efforts to solicit its stockholders’ approval of such resolution and to cause the Board of Directors to recommend to the stockholders that they approve such resolution. If the Requisite Stockholder Approval is not obtained at the Special Meeting, the Company shall cause an additional meeting of stockholders to be held within sixty (60) days from the date of the Special Meeting (the “Extended Stockholder Approval Period”). If the Requisite Stockholder Approval is not obtained within the Extended Stockholder Approval Period, then the Company shall convene additional stockholder meetings every sixty (60) days thereafter until the Requisite Stockholder Approval is obtained.

5.13 Beneficial Ownership Limitation. The Company and the Purchasers agree that each Purchaser’s initial Beneficial Ownership Limitation (as defined in the Certificate of Designations) will be as set forth on such Purchaser’s signature page to this Agreement. Each Purchaser’s Beneficial Ownership Limitation may thereafter be changed in accordance with the provisions of the Certificate of Designations.

5.14 Conversion and Exercise Procedures. The form of Notice of Conversion included in the Certificate of Designations sets forth the totality of the procedures required of the Purchasers in order to convert the Series A Preferred Stock. Without limiting the preceding sentence, no ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required in order for the registered holder thereof to convert the Series A Preferred Stock. No additional legal opinion, other information or instructions shall be required of a Purchaser to convert its Series A Preferred Stock. The Company shall honor conversions of the Series A Preferred Stock and shall deliver Conversion Shares in accordance with the terms, conditions and time periods set forth in the Transaction Agreements.

5.15 Short Sales After the Date Hereof. Such Purchaser shall not engage, directly or indirectly, in any transactions in the Company’s securities (including, without limitation, any Short Sales involving the Company’s securities) during the period from the date hereof until the earlier of such time as (i) the transactions contemplated by this Agreement are first publicly announced as required by and described in Section 5.3 or (ii) this Agreement is terminated in full pursuant to Section 7.

5.16 Indemnification.

(a) The Company agrees to indemnify and hold harmless each Purchaser and its Affiliates, and their respective directors, officers, trustees, members, managers, employees, investment advisers and agents (collectively, the “Indemnified Persons”), from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorney fees and disbursements and other documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) to which such Indemnified Person may become (i) subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Agreements or (ii) as a result of or arising out of any action, claim or proceeding, pending or threatened, against an Indemnified Person in any capacity by any third party (including a stockholder of the Company), whether directly or in a derivative capacity, who is not an Affiliate of the Indemnified Person, with respect to the transactions contemplated by the Transaction Agreements, and in each case will reimburse any such Indemnified Person for all such amounts as they are incurred by such Indemnified Person.

(b) Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such separate counsel shall be at the expense of such person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (C) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement unless such judgment or settlement (1) imposes no liability or obligation on, (2) includes as an unconditional term thereof the giving of a complete, explicit and unconditional release from the party bringing such indemnified claims of all liability of the indemnified party in respect of such claim or litigation in favor of, and (3) does not include any admission of fault, culpability, wrongdoing, or wrongdoing or malfeasance by or on behalf of, the indemnified party. No indemnified party will, except with the consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement.

6. Conditions of Closing.

6.1 Conditions to the Obligation of the Purchasers. The several obligations of each Purchaser to consummate the transactions to be consummated at the Approval Closing, and to purchase and pay for the Series A Preferred Stock being purchased by it at the Approval Closing pursuant to this Agreement, are subject to the satisfaction or the waiver by such Purchaser in writing of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all respects as of the date hereof and as of the Other Closing Date, as though made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

(b) Performance. The Company shall have performed in all material respects the obligations and conditions herein required to be performed or observed by the Company on or prior to the Approval Closing Date.

(c) No Injunction. At the Approval Closing, the purchase of and payment for the Series A Preferred Stock by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation and no such prohibition shall have been threatened in writing.

(d) Consents. The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Series A Preferred Stock, all of which shall be in full force and effect.

(e) Transfer Agent. The Company shall have furnished all required materials to the Transfer Agent to reflect the issuance of the Series A Preferred Stock at the Approval Closing.

(f) Adverse Changes. Since the date hereof, no event or series of events shall have occurred that has had a Material Adverse Effect.

(g) Compliance Certificate. An authorized officer of the Company shall have delivered to the Purchasers at the Approval Closing Date a certificate in form and substance reasonably acceptable to the Purchasers certifying that the conditions specified in Sections 6.1(a) (Representations and Warranties), 6.1(b) (Performance), 6.1(c) (No Injunction), 6.1(f) (Adverse Changes), 6.1(k) (Listing Requirements) and 6.1(o) (Refinancing) of this Agreement have been fulfilled.

(h) Opinion of Company Counsel. The Company shall have delivered to the Purchasers the opinion of Sidley Austin LLP, dated as of the Approval Closing Date in customary form and substance to be reasonably agreed upon with the Purchasers and addressing such legal matters as the Purchasers and the Company reasonably agree.

(i) Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Approval Closing Date a certificate certifying (i) the Amended and Restated Certificate of Incorporation; (ii) the Amended and Restated Bylaws; and (iii) resolutions of the Company’s Board of Directors (or an authorized committee thereof) approving this Agreement, the other Transaction Agreements, the transactions contemplated by this Agreement and the issuance of the Series A Preferred Stock.

(j) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) to the Purchasers.

(k) Listing Requirements. No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock. The Common Stock shall be listed on Nasdaq and shall not have been suspended by the SEC or Nasdaq from trading thereon. The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Conversion Shares and shall not have received any written objection to such listing from Nasdaq.

(l) No Injunction. No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental entity, shall have been issued, and no action or proceeding shall have been instituted by any governmental entity, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Agreements.

(m) No Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 7 hereof.

(n) Payment. The Company shall have received payment, by wire transfer of immediately available funds, of at least $75,000,000 on the Other Closing.

(o) Refinancing. The Perceptive Credit Facility shall have ‘closed’ immediately prior to, or concurrently with, the Other Closing.

6.2 Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions to be consummated at the Approval Closing, and to issue and sell to each Purchaser the Series A Preferred Stock to be purchased by it at the Approval Closing pursuant to this Agreement, is subject to the satisfaction or waiver in writing of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of each Purchaser in Section 4 hereto shall be true and correct on and as of the Approval Closing Date, with the same force and effect as though made on and as of the Approval Closing Date and consummation of the Approval Closing shall constitute a reaffirmation by the Purchaser of each of the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement as of the Approval Closing Date.

(b) Performance. Each Purchaser shall have performed or complied with in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Approval Closing Date.

(c) Injunction. The purchase of and payment for the Series A Preferred Stock by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d) Registration Rights Agreement. Each Purchaser shall have executed and delivered the Registration Rights Agreement to the Company in the form attached as Exhibit C.

(e) Payment. The Company shall have received payment, by wire transfer of immediately available funds, of at least $75,000,000 on the Other Closing.

7. Termination.

7.1 Termination. The obligations of the Company, on the one hand, and a Purchaser, on the other hand, to effect the Approval Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and such Purchaser prior to the Approval Closing;

(ii) By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii) By such Purchaser if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Purchaser; or

(iv) By either the Company or such Purchaser if the Approval Closing has not occurred on or prior to the fifth Trading Day following the date of the Requisite Stockholder Approval;

provided, however, that, except in the case of clauses (ii), (iii) and (iv) above, the party seeking to terminate its obligation to effect the Approval Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in the Transaction Agreements if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Approval Closing.

7.2 Notice. In the event of termination by the Company or the Purchaser of its obligations to effect the Closing pursuant to Section 7.1, written notice thereof shall be given to the other party. Nothing in this Section 7 shall be deemed to release any party from any liability for any breach by such party of the other terms and provisions of the Transaction Agreements or to impair the right of any party to compel specific performance by any other party of its other obligations under the Transaction Agreements.

8. Miscellaneous Provisions.

8.1 Public Statements or Releases. Except as set forth in and in compliance with Section 5.3, neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior consent of the other party (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, and subject to compliance with Section 5.3, nothing in this Section 8.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law, including applicable securities laws, or under the rules of any national securities exchange or securities market, in which case the Company shall allow the Purchaser reasonable time to comment on such release or announcement in advance of such issuance. The Company shall not include the name of the Purchaser in any press release or public announcement (which, for the avoidance of doubt, shall not include any filing with the SEC) without the prior written consent of the Purchaser, except as otherwise required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company shall allow the Purchaser, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

8.2 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

8.3 Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, provided no rejection or undeliverable message is received, (c) three (3) days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt:

(a) If to the Company, addressed as follows:

Outset Medical, Inc.

3052 Orchard Drive

San Jose, CA 95134

Attention: John Brottem; Nabeel Ahmed

Email: jbrottem@outsetmedical.com; nahmed@outsetmedical.com

with a copy (which shall not constitute notice):

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, CA 94104

Attention: Frank F. Rahmani; Robert A. Ryan

Email: frahmani@sidley.com; rryan@sidley.com

(b) If to any Purchaser, at its address set forth on Exhibit A or to such e-mail address, or address as subsequently modified by written notice given in accordance with this Section 8.3.

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

8.4 Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.5 Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction, except to the extent that mandatory principles of Delaware law may apply.

(b) The Company and each of the Purchasers hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the any state court or United States Federal court sitting in the City of New York in the State of New York;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 8.3 or at such other address of which the other party shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

8.6 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.7 Expenses. Except as expressly set forth in the Transaction Agreements to the contrary, each party shall pay its own out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by such party, incurred in connection with the proposed investment in the Securities and the consummation of the transactions contemplated thereby; provided, however, that the Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company), stamp taxes and other taxes (other than income taxes) and duties levied in connection with the delivery of any Securities to the Purchasers. Notwithstanding the foregoing, the Company shall pay the reasonable legal fees and expenses of Perceptive Advisors LLC in connection with the Transaction Agreements, in an amount not to exceed $50,000.00 in the aggregate.

8.8 Assignment. The Company shall not have the right to assign its rights or obligations under this Agreement or designate another person (a) to perform all or part of its obligations under this Agreement or (b) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the Purchasers. A Purchaser shall have the right to assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the Company, provided that (i) such assignment or designation is to any of its Affiliates or to any other investment funds or accounts managed or advised by the investment manager who acts on behalf of such Purchaser or (ii) complies with applicable securities laws (provided that in the case of clauses (i) or (ii) each such assignee agrees to be bound by the terms of this Agreement and makes the same representations and warranties set forth in Section 4 hereof). In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

8.9 Confidential Information.

(a) Each Purchaser covenants that until such time as the transactions contemplated by this Agreement and any material non-public information provided to such Purchaser are publicly disclosed by the Company (which the Company shall effect in accordance with Section 5.3 hereof), such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), other than to such Purchaser’s outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law.

(b) The Company may request from the Purchasers such additional information as the Company may deem necessary to evaluate the eligibility of the Purchaser to acquire the Securities, and the Purchaser shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that the Company agrees to keep any such information provided by the Purchaser confidential, except (i) as required by the federal securities laws, rules or regulations and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq. The Purchaser acknowledges that the Company may file a copy of this Agreement and the Registration Rights Agreement with the SEC as exhibit to a periodic report or a registration statement of the Company.

8.10 Third Parties. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, claims, benefits, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including, without limitation, any partner, member, shareholder, director, officer, employee or other beneficial owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby except as set forth in Section 5.15 hereof.

8.11 Independent Nature of Purchasers’ Obligations and Right. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as, and the Company acknowledges that the Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement. The Company acknowledges and each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser also acknowledges that Sidley Austin LLP has rendered legal advice to the Company and not such Purchaser. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Company has elected to provide all Purchasers with the same terms and Transaction Agreements for the convenience of the Company and not because it was required or requested to do so by any Purchaser.

8.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.13 Entire Agreement; Amendments. This Agreement and the other Transaction Agreements constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and each Purchaser. The Company, on the one hand, and each Purchaser, on the other hand, may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by such Purchaser or the Company, respectively, with any term or provision hereof or any condition hereto to be performed, complied with or satisfied by such Purchaser or the Company, respectively.

8.14 Survival. The covenants, representations and warranties made by each party hereto contained in this Agreement shall survive the Approval Closing and the delivery of the Securities in accordance with their respective terms. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

8.15 Mutual Drafting. This Agreement is the joint product of each Purchaser and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

8.16 Additional Matters. For the avoidance of doubt, the parties acknowledge and confirm that the terms and conditions of the Securities were determined as a result of arm’s-length negotiations.

8.17 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

OUTSET MEDICAL, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

[NAME]

By:
Name:
Title:

Beneficial Ownership Limitation: ______%

EXHIBIT A

PURCHASERS

A-1

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATION

B-1

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

C-1